Registration No. 33-56942

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. ONE TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                LG&E ENERGY CORP.
             (Exact name of registrant as specified in its charter)

                  Kentucky                          61  -  1174555
       (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)             Identification No.)

            220 West Main Street                         40232
               P.O. Box 32030                         (Zip Code)
               Louisville, KY
  (Address of principal executive offices)

                                 John R. McCall
                            Executive Vice President,
                     General Counsel and Corporate Secretary
                                LG&E Energy Corp.
                              220 West Main Street
                           Louisville, Kentucky 40202
                                 (502) 627-2000

 (Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [__]

In this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

In this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [__]

                         CALCULATION OF REGISTRATION FEE

                                    Proposed
        Title of                     Maximum      Proposed
       securities       Amount      offering       maximum       Amount of
          to be          to be        price       aggregate    registration
       registered     registered    per share  offering price       fee

      Common Stock,     914,485         *             *              *
    without par value
        per share

* Pursuant to Rule 416(b), no registration fee is required to increase the number of shares being registered as a result of a stock split.

Amending the Registration Statement pursuant to Rule 416(b) to increase the number of shares of common stock registered by this Registration Statement from 1,000,000 shares to 1,914,485.

Prospectus Supplement
(To Prospectus Dated January 12, 1993)


April 15, 1996


TO SHAREHOLDERS ELIGIBLE TO PARTICIPATE
IN THE LG&E ENERGY CORP. AUTOMATIC
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

LG&E Energy Corp. has declared a two-for-one stock split of its common stock, without par value (the "Common Stock"), to be effected by a 50% stock dividend payable April 15, 1996 to shareholders of record on April 1, 1996. If you are currently participating in the Plan, your account has been credited with the appropriate increased number of shares resulting from the stock split. Your first statement after April 15, 1996 will reflect your adjusted account holdings.

As a result of the stock split, the number of authorized shares of Common Stock authorized for sale pursuant to the Plan has been increased to 1,914,485, of which 85,515 were issued on the date of this Prospectus Supplement.

This letter constitutes part of your prospectus for the Plan and we suggest that you retain it for future reference.

                                   PROSPECTUS


                                LG&E Energy Corp.


                         AUTOMATIC DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN


                                  Common Stock
                               (Without Par Value)

                                _________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                _________________

This Prospectus describes the Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") of LG&E Energy Corp. (the "Company"). The Plan provides a convenient and economical method for recordholders of the Company's Common Stock, of the Company's Preferred Stock and of the Preferred Stock of Louisville Gas and Electric Company ("LG&E") to purchase shares of the Com-pany's Common Stock, without par value, by having their cash dividends automat-ically reinvested and/or, if they wish, by making additional cash payments.

The Plan provides that shares of Common Stock of the Company purchased under the Plan may be purchased directly from the Company or, at the discretion of the Company, shares of Common stock may be purchased in whole or in part on the open market. Shares purchased for participants directly from the Company will be purchased at 100% of market value determined as provided in the Plan. The price of shares of Common Stock purchased on the open market under the Plan will be the average cost of such shares, excluding brokerage commissions incurred in connection with the purchase of such shares. Further information concerning the Plan, including the number of shares of Common Stock to be offered pursuant to the Plan, is set forth herein.

This Prospectus is being provided both to present and prospective participants in the Plan. For the present participants in the Plan, this Prospectus (including the materials incorporated by reference) provides more current information concerning the Company, LG&E and the Plan, and is intended to replace the Prospectus of the Company, dated March 28, 1991, and the supplement thereto. It is suggested that this Prospectus be retained for future refer-ence.
_________________

The date of this Prospectus is January 12, 1993.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange of 1934, as amended, and thus files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commis-sion"). These can be inspected at the public reference facilities maintained by the Commission currently at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60621; and 75 Park Place, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York, and at the office of the Midwest Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, on which exchanges the Company's Common Stock is listed.

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by the Company with the Commission are incorpo-rated herein by reference: (i) Annual Reports on Form 10-K for the year ended December 31, 1991; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1992, June 30, 1992 and September 30, 1992, and (iii) Current Reports on Form 8-K, dated April 16, 1992, April 21, 1992, May 19, 1992 and December 4, 1992.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company periodically includes with its Annual Report on form 10-K or with a Quarterly Report on Form 10-Q an exhibit containing a description of its Common Stock, including a description of the Rights to Purchase Series A Preferred Stock that accompany each share of Common Stock pursuant to a Rights Agreement, dated December 5, 1990, which exhibit is incorporated by reference herein.

The Company hereby undertakes to provide without charge to each person (includ-ing any beneficial owner) to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to Ms. Laura Crowe, Manager, Shareholder Relations, LG&E Energy Corp., P.O. Box 32030, Louisville, Kentucky 40232; telephone (800) 235-9705 outside Louisville, or 627-3445 in Louisville.

                                   THE COMPANY

LG&E Energy Corp. (the "Company"), incorporated November 14, 1989, is a diversified energy-services holding company with two direct subsidiaries:
Louisville Gas and Electric Company ("LG&E") and LG&E Energy Systems Inc. ("Energy Systems"). In August 1990, LG&E Energy Corp. and LG&E implemented a corporate reorganization pursuant to a mandatory share exchange whereby each share of outstanding common stock of LG&E was exchanged on a share-for-share basis for the common stock of LG&E Energy Corp. The reorganization created a corporate structure that gives the Company the flexibility to take advantage of opportunities to expand into other businesses while insulating LG&E's utility customers and senior security holders from any risks associated with such businesses.

LG&E, the principal subsidiary of the Company, is an operating public utility engaged in the electric and gas business in Louisville and surrounding territo-ry in Kentucky, including Jefferson County. The estimated population of this area is 800,000, exclusive of the Fort Knox Military Reservation, which the Company serves with both electricity and gas.

Energy Systems directs the Company's expansion effort and manages its non-utility businesses. These businesses include LG&E Power Systems Inc. and an approximately one-third interest in Natural Gas Clearinghouse. LG&E Power Systems Inc., with its subsidiaries, is a fully integrated developer involved in the design, development, construction, ownership, operation and maintenance of electric generation facilities that sell energy to local utilities. Natural Gas Clearinghouse is an independent gas marketing company which provides a full range of services to commercial, industrial and local distribution customers, including the aggregation, processing, transportation, storage and marketing of natural gas.

The Company's executive offices are located at 220 West Main Street, Louis-ville, Kentucky 40202; telephone: (502) 627-2000.

                                PURPOSE OF ISSUE

To the extent that shares purchased under the Plan are purchased directly from the Company, such purchases will provide the Company with funds to be applied toward general corporate purposes. To the extent shares purchased under the Plan are purchased in the open market, the Company will not receive any money from such purchases or otherwise from the Plan.

                                    THE PLAN

The Company is offering to its shareholders (Common and all classes of Pre-ferred) and to all holders of any class of Preferred Stock of LG&E the opportu-nity to purchase shares of the Company's Common Stock pursuant to the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). A participant in the Plan may also make optional cash payments for the same purpose. The Plan is described in the following numbered questions and answers.

1.  What is the Plan?

The Plan provides that holders of the Company's Common Stock, of any class of its Preferred Stock and of any class of Preferred Stock of LG&E may reinvest their cash dividends automatically in shares of Company Common Stock (the "Common Stock") and/or may make optional cash payments for the same purpose. The following questions and answers explain how a shareholder may have cash dividends reinvested and how the participant may also purchase additional shares for cash. As explained below, the Company's Shareholder Relations Department, as Administrator of the Plan, reinvests the cash dividends of each shareholder who participates in the Plan and also invests the shareholder's optional cash payments of not less than $25 per payment nor more than $40,000 per calendar year.

The Company currently does not have any outstanding shares of Preferred Stock. The term "Preferred Stock" as used in the following questions and answers refers to any outstanding Preferred Stock that may be issued in the future by the Company and any outstanding Preferred Stock of LG&E.

2.  What is the purpose of the Plan and what are its advantages?

The Plan offers a convenient and economical way for holders of Common Stock to increase their ownership of shares of the Company's Common Stock and for holders of any class of Preferred Stock to invest in the Company's Common Stock.

Pricing of shares purchased under the Plan is explained in the answer to Question 11. Participants in the Plan pay no brokerage commissions or service charges for purchases made under the Plan. See "Federal Income Tax Consequenc-es" on Page 10. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. Participants are credited with dividends on full and fractions of shares held under the Plan.

As explained previously, shares purchased pursuant to the Plan directly from the Company will provide the Company with funds to be applied toward general corporate purposes.

3.  Who administers the Plan?

The Company's Shareholder Relations Department (the "Administrator") adminis-ters the Plan and makes purchases of shares or, in the case of open market purchases, directs that purchases be made for the participants. If an eligible shareholder decides to participate in the Plan, the Administrator will keep a continuous record of participation and send such shareholder a statement of account under the Plan following each purchase of stock for the participant's account. The Administrator will also hold and act as custodian of shares purchased under the Plan. This will relieve shareholders of the responsibility for the safekeeping of multiple certificates for shares purchased and protect against loss, theft or destruction of stock certificates.

In addition, at the time of enrollment in the Plan, or at any later time, eligible shareholders may use, at no cost to them, the Plan's safekeeping service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the participant's account under the Plan. Thereafter, dividends on these shares will be automatically rein-vested in the same manner as other shares held in a participant's account under the Plan.

Eligible shareholders who wish to use this safekeeping service must send the certificates which they want to deposit, along with a properly completed Share Safekeeping Form, to the Administrator at LG&E Energy Corp., Shareholder Relations Department, P.O. Box 32030, Louisville, Kentucky 40232. The certifi-cates should not be endorsed. Share Safekeeping Forms will be furnished to eligible shareholders at any time upon request to the Administrator. The Company strongly recommends that certificates be sent by registered or certi-fied mail, with adequate insurance. However, the method used to submit certificates to the Administrator is at the option and risk of the participant.

Normally, certificates for shares purchased under the Plan will not be issued to participants. The number of shares credited to each account under the Plan will be show on the statement of account. However, if necessary, certificates for any number of whole shares credited to a participant's account under the Plan will be issued to the participant upon written request to the Administra-tor. Any remaining whole and fractional shares will continue to be credited to the participant's account. Certificates for fractional shares will not be issued.

4.  Who is eligible to participate in the Plan?

Only persons, including brokers, trustees or other nominees, in whose names certificates for Common Stock or Preferred Stock are registered are eligible to participate in the Plan.

5.  How does an eligible shareholder participate?

Any eligible shareholder may join the Plan at any time by completing an Authorization Form and returning it to the Administrator at LG&E Energy Corp. Shareholder Relations Department, P.O. Box 32030, Louisville, Kentucky 40232. Authorization Forms will be furnished to eligible shareholders at any time upon request to the Administrator. An optional cash payment may be made when enrolling by enclosing a check or money order with the Authorization Form. Subsequent optional cash payments should be accompanied by the stub portion of the statement of account which is mailed to the participant following each transaction. All checks or money orders for optional cash payments should be made payable to LG&E Energy Corp. As indicated in the answer to Question 3, eligible shareholders also may submit shares for safekeeping at time of enrollment or at any later time.

6.  When may an eligible shareholder join the Plan?

Any eligible shareholder may join the Plan at any time.

If the Authorization Form of a holder of Common or Preferred Stock is received by the Administrator on or before the record date for payment of a cash dividend, that dividend will be used by the Administrator to buy shares of Common Stock for that shareholder's account under the Plan to the extent requested by the shareholder. If the Authorization Form is not received on or before the record date, the dividend will be paid in cash and participation in the Plan will begin the next cash dividend payment. Thus, for example, an October 15 cash dividend payable to shareholders of record on September 30 will be used to purchase shares of Common Stock under the Plan only if the Authori-zation Form is received on or before September 30.

7.  What does the Authorization Form provide?

The Authorization Form provides for the purchase of additional Common Stock through the following investment options offered under the Plan:

Full Dividend Reinvestment - Reinvest dividends on all shares of Common Stock and/or Preferred Stock held by a participant at the price set forth in the answer to Question 11. Optional cash payments of not less than $25 per payment nor more than $40,000 per calendar year may be invested at the price set forth in the answer to Question 11.

Partial Dividend Reinvestment - Reinvest dividends on less than all of the shares of Common Stock held by a participant at the price set forth in the answer to Question 11 and continue to receive cash dividends on the remaining Common Stock. Optional cash payments of not less than $25 per payment nor more than $40,000 per calendar year may also be invested at the price set forth in the answer to Question 11. Preferred Stock dividends are not eligible for partial reinvestment.

Optional Cash Payments Only - Both Common and Preferred shareholders are eligible to invest by making optional cash payments at any time to purchase Common Stock at the price set forth in the answer to Question 11.

Regardless of the investment option chosen by a participant, cash dividends on shares (including fractional shares) credited to a participant's account under the Plan (including all shares held in the participant's account under the Plan pursuant to the safekeeping feature described in the answer to Question 3) will automatically be reinvested in additional shares of Common Stock. A partici-pant wishing to change the nature of participation under the Plan may do so by completing the stub portion of the participant's statement of account and returning it to the Administrator. See the answers to Questions 18 and 19.

8.  What is the source of shares purchased under the Plan?

During the foreseeable future, shares purchased under the Plan will be obtained directly from the Company from its authorized but unissued shares of Common Stock. However, the Company has the right in its discretion to cause the shares purchased under the Plan to be purchased on the open market. To the extent shares are purchased on the open market, participants will be notified.

9.  How will purchases of shares on the open market be made?

Open market purchases of Common Stock under the Plan will be made through one or more brokerage firms or other appropriate agents selected by the Company (collectively, the "Purchasing Agent"). Subject to certain limitations, the Purchasing Agent will have full discretion as to all matters relating to such purchases, including determining the number of shares, if any, to be purchased on any day or at any time of that day, the prices paid for such shares, the manner in which such purchases are made (whether on a stock exchange, in the over-the-counter market, in negotiated transactions or otherwise), and the persons from or through whom such purchases are made.

10. When will dividends and optional cash payments be applied to the purchase of the Shares?

As explained below, funds will be invested commencing on the 15th day of each month if that date is a New York Stock Exchange trading day, or the first succeeding date the New York Stock Exchange is open for trading (the "Invest-ment Date"). On the Investment Date, the Company will make available to (and in the case of dividends on Preferred Stock of LG&E, LG&E will make available
to) the Administrator or the Purchasing Agent a sum representing dividends on stock held by the participants to be reinvested as well as the dividends on the Common Stock held in participants' accounts under the Plan plus optional cash payments received at least five business days prior to such date and not invested on a previous Investment Date. If the shares to be purchased under the Plan are to be obtained from the Company, the Administrator will apply such funds as of the Investment Date to the purchase of shares from the Company. If the shares to be purchased under the Plan are to be obtained in the open market, the Purchasing Agent will begin on or about the Investment Date to apply such funds to the purchase of shares of Common Stock on the open market and will complete such purchases no later than the next Investment Date (such period of time being hereinafter referred to as the "Investment Period").

In the unexpected event that any portion of any dividends or optional cash payments paid to the Purchasing Agent on an Investment Date is not invested by the next Investment Date, such portions will be returned to the participants involved.

No interest will be paid on funds being held by the Company, the Administrator or the Purchasing Agent for investment. All brokerage commissions for purchas-es made under the Plan in the open market will be paid by the Company. See "Federal Income Tax Consequences" on page 10.

11.  What is the purchase price of the shares?

A. Common Stock purchased directly from the Company. The price per share of the shares bought directly from the Company will be 100% of the average of the high and low sale prices of the Company's Common Stock reported as New York Stock Exchange-Composite Transactions for the Investment Date when shares are purchased. In determining the purchase price, any fraction of a cent will be rounded up. If no trading occurs on the Exchange in the Company's Common Stock on the Investment Date, the price will be determined with reference to the next preceding date on which the Common Stock was traded on the Exchange.

B. Common Stock purchased on the open market. The purchase price for shares purchased on the open market under the Plan during any Investment Period will be the average price paid by the Purchasing Agent for such shares, determined by dividing the aggregate purchase price (excluding, for this purpose, broker-age costs) for all shares so purchased on the open market during the Investment Period by the aggregate number of shares so purchased. In determining the purchase price, any fraction of a cent will be rounded up.

C. Common Stock purchased both directly from the Company and on the open market. The price per share of shares purchased both directly from the Company and on the open market during any Investment Period will be the weighted average cost of such shares, as determined in accordance with paragraphs A and B of this Question 11.

12.  Who is eligible to make optional cash payments?

Only shareholders who have submitted a signed Authorization Form are eligible to make optional cash payments. Cash payments may not be less than $25 per payment nor more than $40,000 per calendar year. Cash received from a partici-pant at least five business days prior to an Investment Date will be used to purchase shares of Common Stock as of that Investment Date. Optional cash payments which a participant wishes to make must be sent so as to reach the Administrator at least five business days prior to an Investment Date. The same amount of cash need not be sent each month and there is no obligation to make an optional cash payment each month. No interest will be paid by the Company, the Administrator or the Purchasing Agent on optional cash payments being held for investment.

13. Can a participant order the purchase of a specific number of shares when submitting an optional cash payment?

No. Because the price of shares of Common Stock purchased under the Plan cannot be determined until the shares are purchased (see the answer to Question
11), it is not possible for a participant to determine in advance how much to invest in order to purchase a specific number of shares.

14. Will cash dividends on shares purchased by a participant with optional cash payments be sent to the participant?

Generally, no. Since shares purchased with optional cash payments will be held in the participant's account under the Plan, cash dividends on these shares will be automatically reinvested in additional Common Stock. Participants who want to receive cash dividends on shares purchased with optional cash payments should, by written request to the Administrator, have the shares issued from the Plan. Furthermore, if the Authorization Form of the participant would require the Company to continue to reinvest the cash dividends on these shares after they are issued from the Plan, the participant should include, with the issue request, instruction indicating that such dividends are not to be reinvested.

15.  How many shares will be purchased for the participant?

Cash dividends on shares of Common Stock registered in a participant's name, or any class of Preferred Stock or both, as such participant may direct, together with all cash dividends on shares (including fractional shares) credited to the participant's account under the Plan (including all shares held in the partici-pant's account under the Plan pursuant to the safekeeping feature described in the answer to Question 3), plus any optional cash payments made by such participant, will be used to purchase shares of Common Stock for the partici-pant's account. See the answer to Question 23 as to foreign and other share-holders whose dividends may be subject to withholding. Both whole and frac-tional shares will be purchased, with the latter computed to three decimal places. The number of shares, including fractional shares, so purchased will depend on the amount of the participant's cash dividend authorized to be reinvested, the amount of the participant's optional cash payments, if any, and the price of the shares determined as provided in the answer to Question 11. Shares so purchased, including fractional shares, will be credited to the participant's account.

16.  What reports will be sent to participants?

Each participant will receive from the Administrator a statement of his or her account following each purchase of stock for the participant's account. These statements are the participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive a copy of the current Prospectus for the Plan. Participants will continue to receive the same communications as every other shareholder of the Company.

17.  May a participant sell shares in his or her Plan account?

Participants may request the Administrator to sell any number of whole shares held in their Plan accounts by giving written instructions to the Administra-tor. It is suggested that the sub portion of the participant's statement of account be used to notify the Administrator in such case. The Administrator will request the Purchasing Agent to make the sale. Sale requests may be accumulated by the Purchasing Agent and sale transaction are expected to occur at least every ten business days. The price of the shares sold will be determined on the basis of the average of all actual sales by the Purchasing Agent under the Plan on the sale date. The participant will receive the proceeds of the sale, less applicable brokerage commissions and transfer taxes, if any. Proceeds of shares sold through the Plan will be paid to the partici-pant by check. No check will be mailed prior to the settlement, which typical-ly occurs five business days after the sale of shares. For shares sold by the Purchasing Agent after an ex-dividend date but before the related dividend payment date, dividends on the shares being sold will be invested pursuant to the Plan. A request to sell all shares held in a participant's account will be treated and processed as a withdrawal from the Plan (see the answers to Questions 18 and 19). A sale of shares will result in Federal income tax consequences to the participant. See "Federal Income Tax Consequences" on page 9.

18. When may a participant withdraw from, or change participation in, the Plan?

Any participant may withdraw from, or change participation in, the Plan at any time.

If a participant's request to withdraw is received by the Administrator not later than the last business day of the month preceding the next Investment Date, the amount of cash dividend and any optional cash payments which would otherwise have been invested on such Investment Date and all subsequent dividends will be paid to the participant unless the participant re-enrolls in the Plan. Similarly, if a participant's request to change participation is received not later than the last business day of the month preceding the next Investment Date, the participant's cash dividends and optional cash payments to be invested commencing on such Investment Date shall be invested as specified in the participant's request. Accordingly, a participant wishing to withdraw or change participation prior to a particular Investment Date should allow sufficient mailing time for the request to reach the Administrator not later than the last business day of the preceding month. If a participant's request is not received by such date, the request will not be honored until after the Investment Date.

19. How does a participant withdraw from, or change participation in, the Plan?

To withdraw or change participation, the participant must notify the Adminis-trator in writing of the participant's withdrawal or change in participation. It is suggested that the stub portion of the participant's statement of account be used to notify the Administrator in such cases. In the event a participant withdraws or in the event of termination of the Plan by the Company, certifi-cates for whole shares credited to such participant's account under the Plan will be delivered to the participant and any fractional share will be sold by the Purchasing Agent and a cash payment will be made for the sales price thereof, less brokerage commissions and any transfer taxes. Alternatively, a participant wishing to withdraw form the Plan may request in writing the Administrator to sell all or a portion of the participant's shares, both whole and fractional, that are held in the participant's account under the Plan. See "Federal Income Tax Consequences" on page 10. Subject to the provisions in the answer to Question 18 as to the processing of withdrawals, such sale shall be effected by the Purchasing Agent in accordance with the answer to Question 17. The proceeds from the sale, less any brokerage commissions and any transfer taxes, along with certificates for any whole shares not being sold will be remitted to the withdrawing participant.

20.  When may a shareholder rejoin the Plan?

Generally, an eligible shareholder may again become a participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous participant on grounds of excessive joining and termination. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

21. What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

Any shares distributed by the Company as a stock dividend on shares (including fractional shares) credited to a participant's account under the Plan, or upon any split of such shares, will be credited to the participant's account. Stock dividends or splits distributed on all other shares held by a participant and registered in the participant's own name will be mailed directly to the participant. In a rights offering, a participant's entitlement will be based upon the participant's total holdings, including those credited to the partici-pant's account under the Plan. Rights applicable to shares credited to a participant's account under the Plan will be sold and the proceeds will be credited to the participant's account under the Plan and applied to the purchase of shares commencing on the next Investment Date. Any participant who wishes to exercise, transfer or sell the rights applicable to the shares credited to the participant's account under the Plan must request, prior to the record date for the issuance of any such rights, that the whole shares credited to the participant's account be transferred from the participant's account and registered in the participant's name.

22. What happens when a participant sells or transfers all of the shares registered in the participant's name?

If a participant disposes of all the shares registered in the participant's name, exclusive of shares credited to the participant's account under the Plan, cash dividends on the shares held in the participant's account will continue to be reinvested under the Plan until the Administrator is otherwise notified in writing.

23. How are income tax withholding provisions applied to foreign and other shareholders?

In the case of those foreign and other shareholders who elect to have their dividends reinvested pursuant to the Plan and whose dividends are subject to United States income tax withholding or backup withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to be reinvested.

24. How will a participant's shares held under the Plan be voted at meetings of shareholders?

The shares credited to the account of a participant under the Plan (including all shares held in the participant's account under the Plan pursuant to the safekeeping feature described in the answer to Question 3) will be voted in accordance with instructions of the participant given on a proxy which will be furnished to the participant or, if such participant desires to vote in person at the meeting, a proxy for shares credited to the participant's account under the Plan may be obtained upon written request to the Administrator received at least 15 days before the meeting. If a properly signed proxy card is returned without instructions, all of a participant's shares credited to the partici-pant's account under the Plan will be voted in accordance with the recommenda-tions of the Company's Board of Directors in the same manner as for non-participating shareholders who return signed proxies and do not provide instructions. If the proxy card is not returned, or is returned unsigned, none of the participant's Plan shares will be voted.

25. What is the responsibility of the Company and the Administrator under the Plan?

In administering the Plan, neither the Company, the Administrator, the Purchas-ing Agent nor any agent is liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to the receipt of notice in writing of such death.

Participants should recognize that neither the Company nor the Administrator can assure them of a profit or protect them against a loss on shares purchased by them under the Plan.

26.  Who interprets and regulates the Plan?

The Company has the unqualified right to interpret and regulate the Plan.

27.  May the Plan be modified or discontinued?

The Company has the unqualified right to suspend, amend or terminate the Plan at any time. This right enables the Company to make any change to the Plan that it deems appropriate. Any suspension, amendment or termination of the Plan will be announced by the Company to all holders of Common Stock and Preferred Stock.

                         FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain provisions of the Federal income tax laws as in effect on the date of this Prospectus. These provisions of the Federal income tax laws are subject to change. In those states which have income tax laws, the tax consequences of participation may differ. Since individual tax situations may vary, each participant is urged to consult a tax advisor. The following discussion applies to reinvested dividends and optional cash payments that are applied on or after January 1, 1986, to purchase Common Stock pursuant to the Plan. For transactions pursuant to the Plan prior to January 1, 1986 (including the sale of any Common Stock acquired pursuant to the Plan prior to January 1, 1986), participants are urged to consult the Prospectus for the Plan, dated March 28, 1991.

In general, participants in the Plan have the same Federal income tax obliga-tions with respect to their dividends as do shareholders who are not partici-pating in the Plan. As a result, participants will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date with respect to the participant's shares, even though the amount is not actually received by the participant in cash, but, instead, is applied pursuant to the Plan to the purchase of Common Stock. In addition, participants will be treated as having received additional income equal to the participant's share of brokerage commissions paid by the Company in connection with the purchase of shares on the open market. There are no brokerage commissions charged for shares purchased directly from the Company. Shares acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, increased by any brokerage commissions treated as additional income to the participant.

The purchase of Common Stock pursuant to the Plan with optional cash payments will not result in taxable income to the participant except to the extent of any brokerage commissions paid by the Company. There are no brokerage commis-sions charged for shares purchased directly from the Company. Shares purchased with optional cash payments will have a tax basis equal to the amount paid for the shares, increased by any brokerage commissions treated as taxable income to the participant.

A participant will not realize any taxable income when certificates for whole shares credited to the participant's account under the Plan are issued to the participant. However, participants recognize gain or loss when shares acquired under the Plan (including fractions of a share) are sold at the request of participants through the Administrator or are sold by participants themselves after withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for such shares or fraction of a share and the tax basis thereof.

                                     GENERAL

On the date of this Prospectus, the Company has authorized for sale pursuant to the Plan up to 1,475,047 authorized but unissued shares of its Common Stock.

Subtitle 8 of the Kentucky Business Corporation Act provides that the Company may, and in some circumstances must, indemnify its directors and officers against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limita-tions and conditions set forth in the statutes. Substantially similar provi-sions that require such indemnification are contained in the Company's Articles of Incorporation. The Company's Articles also contain provisions limiting the liability of its directors in certain instances. The Company has an insurance policy covering its officers and directors against certain personal liability which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL OPINIONS

Legal opinions in connection with shares issued under the Plan were rendered by Gardner, Carton & Douglas, Chicago, Illinois, and Susan M. Jenkins, Counsel to the Company. Matters pertaining to local law were passed upon only by Ms. Jenkins, and as to these matters, Gardner, Carton & Douglas relied on her opinion.

                                     EXPERTS

The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen & Co., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports which include an explanation that describes the uncertainties discussed in the notes to the financial statements.

                                LG&E ENERGY CORP.

Neither the delivery of this Prospectus nor any sales hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. No dealer, broker, salesman or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering contained in this Prospectus, and information or representa-tions not herein contained, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.


                                 ______________

                                   PROSPECTUS
                                 ______________


             Automatic Dividend Reinvestment and Stock Purchase Plan

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

4.01 - Articles of Incorporation, as amended [filed as Exhibit 4.01 to Post-Effective Amendment No. 1-A to Registration Statement No. 33-33687 and as Exhibit 3.02 to the Company's Form 10-K for the year ended December 31, 1990 (file no. 1-10568) and incorporated by reference herein].

4.02 - By-laws [filed as Exhibit 3.03 to the Company's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated by reference herein].

4.03 - Rights Agreement, dated December 5, 1990, in the form executed by LG&E Energy Corp. and Louisville Gas and Electric Company, as Rights Agent [filed as Exhibit 4.04 to Registration Statement 33-38557 and incorpo-rated by reference herein].

4.04 - Amendment No. 1 to Rights Agreement, dated June 7, 1995, in the form executed by LG&E Energy Corp. and Louisville Gas and Electric Company, as Rights Agent [filed as Exhibit 2 to Amendment No. 2 to Company's Registration Statement on Form 8-A/A (file no. 1-10568) dated June 20, 1995 and incorporated by reference herein].

5.01 -  Opinion of counsel as to legality. *

24.01 - Consent of expert [filed as Exhibit 23 to the Company's Form 10-K (file no. 1-10568) for the year ended December 31, 1995 and incorporated by reference herein].

25.01 -        Power of attorney. *


*  Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. One to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville and State of Kentucky, on the 29th day of March 1996.

                                      LG&E ENERGY CORP.


                                      By:  /s/ Walter Z. Berger
                                      Walter Z. Berger
                                      Executive Vice President and
                                      Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. One to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicat-ed.

Signature                             Title

Roger W. Hale                         Principal Executive Officer and Director

Walter Z. Berger                      Principal Financial and Accounting Officer

Dr. Donald C. Swain                   Director

William C. Ballard, Jr.               Director

Owsley Brown, II                      Director

Gene P. Gardner                       Director

J. David Grissom                      Director

S. Gordon Dabney                      Director

T. Ballard Morton, Jr.                Director

Anne H. McNamara                      Director

David B. Lewis                        Director


March 29, 1996                        /s/ Charles A. Markel, III
                                      By:  Charles A. Markel, III (Attorney-in-
                                      Fact)